EXHIBIT (M)(1)

                                  TURNER FUNDS

                                 CLASS II SHARES

                        AMENDED AND RESTATED DISTRIBUTION
                          AND SHAREHOLDER SERVICES PLAN

         WHEREAS, Turner Funds (the "Trust") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (the "1940 Act") and the Trust desires to compensate the principal underwriter (the "Distributor") for offering units of beneficial interest of Class II Shares ("Shares") of any of the Trust's Funds (the "Funds") listed in Exhibit A hereto and for providing the services described herein to persons (the "Shareholders") who from time to time beneficially own Shares of the Funds; and

         WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Plan will benefit the Funds of the Trust and the Shareholders of the Shares of such Funds; and

         WHEREAS, pursuant to Rule 12b-1 under the 1940 Act, the Trustees of the Trust must adopt a plan under which the Distributor will provide the distribution services stated in Section 2; and

         WHEREAS, the Trustees of the Trust wish to adopt a plan under which the Distributor will provide or cause to be provided to Shareholders some or all of the shareholder services stated in Section 3;

         NOW, THEREFORE, the Trustees of the Trust hereby adopt the following Plan.

         Section 1. The Trust has adopted this Plan to enable the Trust to directly or indirectly bear expenses relating to the distribution of the Shares of the Trust and for the provision of shareholder services.

         Section 2. The Trust will pay the Distributor a fee up to the amount set forth in Exhibit A for distribution services. The Distributor may use this fee as (i) compensation for its services in connection with distribution assistance; or (ii) a source of payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, mutual fund supermarkets and the Distributor's affiliates and subsidiaries as compensation for services or reimbursement of expenses incurred in connection with distribution assistance.

         Section 3. The Trust will also pay the Distributor a fee up to the amount set forth in Exhibit A for shareholder services. The Distributor may use payments under this aspect of the Plan to provide or enter into agreements with organizations ("Service Providers") who will provide one or more of the following shareholder services: (i) maintaining accounts relating to Shareholders that invest in Shares; (ii) arranging for bank wires; (iii)

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responding to Shareholder inquiries relating to the services performed by
Distributor and/or Service Providers; (iv) responding to inquiries from Shareholders concerning their investment in Shares; (v) assisting Shareholders in changing dividend options, account designations and addresses; (vi) providing information periodically to Shareholders showing their position in Shares; (vii) forwarding shareholder communications from the Funds such as proxies, shareholder reports, annual reports, and dividend distribution and tax notices to Shareholders; (viii) processing purchase, exchange and redemption requests from Shareholders and placing orders with the Funds or its service providers; and (ix) processing dividend payments from the Funds on behalf of Shareholders. The Distributor may also use this fee for payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, mutual fund supermarkets and the Distributor and/or Service Provider's affiliates and subsidiaries as compensation for such services.

         Section 4. Aggregate fees paid to the Distributor pursuant to Sections 2 and 3 above shall not exceed Seventy-Five basis points (0.75%) for the distribution services under Section 2 above and Twenty-Five basis points (0.25%) for the shareholder services under Section 3 above.

         Section 5. This Plan shall not take effect with respect to any Fund or Class of Shares thereof until it has been approved (a) by a vote of at least a majority of the outstanding voting securities of the Shares of such Fund or Class if fees are to be paid under Section 2 and if such vote is required by the 1940 Act; and (b) together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees (as defined in Section 11 herein), cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

         Section 6. This Plan shall continue in effect for a period of more than one year after it takes effect, only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of
Section 5 herein for the approval of this Plan.

         Section 7. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         Section 8. This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Shares of the Funds.

         Section 9. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of a majority of the outstanding voting securities of the Shares of the Funds, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

         Section 10. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of Shareholders holding a majority of the outstanding voting


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securities of the Shares of the Funds or Class affected if such vote is required by the 1940 Act, and all material amendments to this Plan shall be approved in the manner provided in Part (b) of Section 5 herein for the approval of this Plan.

         Section 11. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         Section 12. While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust within the meaning of Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

         Section 13. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.


                                                       Dated as of May 18, 2005.

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                                    EXHIBIT A

                       The Turner Funds - Class II Shares
                    Distribution and Shareholder Service Fees

Distribution Fee
Midcap Growth Fund................................................. Twenty-Five
Small Cap Equity Fund...............................................Twenty-Five

Shareholder Service Fee
Midcap Growth Fund..................................................Twenty-Five
Core Growth Fund....................................................Twenty-Five

Calculation of Fees

Distribution and Shareholder Service fees are based on a percentage of the Funds' average daily net assets attributable to Class II Shares of each listed Fund.

Dated: May 18, 2005